EXHIBIT 4.6
PERFORMANCE UNDERTAKING

THIS PERFORMANCE UNDERTAKING (as further amended, restated or otherwise modified from time to time, the “Undertaking”), dated as of May 15, 2014, is executed by Signet Jewelers Limited, a limited company organized under the laws of Bermuda (together with its successors and assigns, the “Performance Guarantor”), in favor of JPMorgan Chase Bank, N.A., a national banking association (together with its successors and assigns, “Recipient”).

R E C I T A L S

WHEREAS, Sterling Jewelers Inc. (“Sterling Jewelers” or the “Seller”) and the Transferor have entered into a Third Amended and Restated Receivables Purchase Agreement, dated as of May 15, 2014, (as further amended, restated or otherwise modified from time to time, the “Receivables Purchase Agreement”), pursuant to which Sterling Jewelers, subject to the terms and conditions contained therein, sells its right, title and interest in certain receivables to Sterling Jewelers Receivables Corp. (the “Transferor”);

WHEREAS, Transferor, Sterling Jewelers, as servicer, and Sterling Jewelers Receivables Master Note Trust (the “Issuer”) have entered into an Amended and Restated Transfer and Servicing Agreement, dated as of May 15, 2014 (as further amended, restated or otherwise modified from time to time, the “Transfer and Servicing Agreement”), pursuant to which Transferor, subject to the terms and conditions contained therein, sells its right, title and interest in certain receivables to the Issuer;

WHEREAS, the Issuer and Sterling Jewelers, as administrator, have entered into an Administration Agreement, dated as of November 2, 2000 (as further amended, restated or otherwise modified from time to time, the “Administration Agreement” and, together with each Receivables Purchase Agreement and the Transfer and Servicing Agreement, the “Agreements”);

WHEREAS, the Issuer, the Transferor, Sterling Jewelers, each of the Conduit Lenders from time to time party thereto (the “Conduit Lenders”), each of the Committed Lenders from time to time party thereto (the “Committed Lenders” and together with the Conduit Lenders, the “Lenders”) and the Recipient, as administrative agent, (the “Agent”) have entered into a Note Purchase Agreement, dated as of May 15, 2014, (as further amended, restated or otherwise modified from time to time, the “Note Purchase Agreement”), pursuant to which the Lenders, subject to the terms and conditions contained therein, make advances to the Issuer secured by certain accounts receivable (each, an “Advance”);

WHEREAS, Performance Guarantor owns directly or indirectly one hundred percent (100%) of the equity interests in Transferor and one hundred percent (100%) of the equity interests in the Issuer, and accordingly, Performance Guarantor, is expected to receive substantial direct and indirect benefits from (i) the sale of the receivables by the Seller to the Transferor and by Transferor to the Issuer and (ii) the Advances secured by the receivables and paid by the Lenders to the Issuer;

WHEREAS, as an inducement for Recipient to act as Administrative Agent pursuant to the Note Purchase Agreement and for Lenders to make the Advances, Performance Guarantor has agreed to guarantee the due and punctual performance by (i) the Seller of its obligations under the Receivables Purchase Agreement, (ii) Sterling Jewelers of its obligations under the Note Purchase Agreement, (iii) Sterling Jewelers, as Servicer under the Transfer and Servicing Agreement and (iv) Sterling Jewelers, as Administrator under the Administration Agreement;

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

Section 1.Definitions.  Capitalized terms used herein but not defined herein shall have the respective meanings assigned thereto in the Note Purchase Agreement, Transfer and Servicing Agreement or Receivables Purchase Agreement, as applicable.  Unless the context requires otherwise, each reference herein to “Sterling” in its capacity as Servicer shall include its Affiliates from time to time acting as Servicer under the Transfer and Servicing Agreement.  In addition, as used in this Undertaking:

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Guaranteed Obligations”:  means, collectively: (i) with respect to the Seller, all covenants, agreements, terms, conditions, repurchase obligations and indemnities to be performed and observed by the Seller under and pursuant to the Receivables Purchase Agreement, and each other document executed and delivered by the Seller pursuant to the Receivables Purchase Agreement, including, without limitation, the due and punctual payment of all sums which are or may become due and owing by the Seller under either such agreement, whether for fees, expenses (including counsel fees), indemnified amounts or otherwise, whether upon any termination or for any other reason, (ii) with respect to Sterling Jewelers, all covenants, agreements, terms, conditions, repurchase obligations and indemnities to be performed and observed by Sterling Jewelers under and pursuant to the Note Purchase Agreement, and each other document executed and delivered by Sterling Jewelers pursuant to the Note Purchase Agreement, including, without limitation, the due and punctual payment of all sums which are or may become due and owing by Sterling Jewelers under such agreement, whether for fees, expenses (including counsel fees), indemnified amounts or otherwise, whether upon any termination or for any other reason, and (iii) with respect to Sterling Jewelers, all obligations of Sterling Jewelers as Servicer under the Transfer and Servicing Agreement and as Administrator under the Administration Agreement.

“Guaranteed Party”:  Sterling Jewelers.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Performance Guarantor and its Subsidiaries taken as a whole, (b) the ability of the Performance Guarantor and its Subsidiaries (taken as a whole) to perform any of its material obligations under this Undertaking or (c) the validity or enforceability of this Undertaking, the Note Purchase Agreement, and the Agreements, or the rights or remedies of the Administrative Agent and the Conduit Lenders and Committed Lenders thereunder.

“Subsidiary” means, with respect to the Performance Guarantor, at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Performance Guarantor in the Performance Guarantor’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto, but excluding UK Tax.

“UK Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by the government of the United Kingdom or any political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government of the United Kingdom.

Section 2.Guaranty of Performance of Guaranteed Obligations.  Performance Guarantor hereby guarantees to Recipient the full and punctual payment and performance by the Guaranteed Party of its Guaranteed Obligations.  This Undertaking is an absolute, unconditional and continuing guaranty of the full and punctual performance of all Guaranteed Obligations of the Guaranteed Party under the Agreements and each other document executed and delivered by the Guaranteed Party pursuant to the Agreements and is in no way conditioned upon any requirement that Recipient first attempt to collect any amounts owing by the Guaranteed Party to Recipient or any Lender or from any other Person or resort to any collateral security, any balance of any deposit account or credit on the books of Recipient or any Lender in favor of the Guaranteed Party or any other Person or other means of obtaining payment.  Should the Guaranteed Party default (after the expiration of all applicable grace and cure periods and subject to all applicable materiality qualifiers) in the payment or performance of any of its Guaranteed Obligations, Recipient (or its assigns) may cause the immediate performance by Performance Guarantor of such defaulted Guaranteed Obligations and cause such defaulted Guaranteed Obligations to become forthwith due and payable to Recipient (or its assigns), without demand or notice of any nature (other than as expressly provided herein), all of which are hereby expressly waived by Performance Guarantor.  Notwithstanding the foregoing or anything else to the contrary set forth herein, this Undertaking is not a guarantee of the collection or collectability of any of the Receivables and Performance Guarantor shall not be responsible for any

Guaranteed Obligations to the extent the failure to perform such Guaranteed Obligations by the Guaranteed Party results from or is attributable to Receivables being uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; provided that nothing herein shall relieve the Guaranteed Party from performing in full its respective Guaranteed Obligations under the Agreements or Performance Guarantor of its undertaking hereunder with respect to the full performance of such duties.

Section 3.Performance Guarantor’s Further Agreements to Pay.  Performance Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to Recipient (and its assigns), forthwith upon demand in funds immediately available to Recipient, all reasonable costs and expenses (including court costs and reasonable legal expenses) incurred or expended by Recipient in connection with the Guaranteed Obligations, this Undertaking and the enforcement thereof, together with interest on amounts recoverable under this Undertaking from the time when such amounts become due until payment, at a rate of interest (computed for the actual number of days elapsed based on a 360 day year) equal to the Prime Rate plus 2.00% per annum, such rate of interest changing when and as the Prime Rate changes.

Section 4.Waivers by Performance Guarantor.  Performance Guarantor waives notice of acceptance of this Undertaking, notice of any action taken or omitted by Recipient (or its assigns) in reliance on this Undertaking, and any requirement that Recipient (or its assigns) be diligent or prompt in making demands under this Undertaking, giving notice of any Pay Out Event, Default, Event of Default, Servicer Default or other default or omission by the Guaranteed Party or asserting any other rights of Recipient under this Undertaking.  Performance Guarantor warrants that it has adequate means to obtain from the Guaranteed Party, on a continuing basis, information concerning the financial condition of the Guaranteed Party, and that it is not relying on Recipient to provide such information, now or in the future.  Performance Guarantor also irrevocably waives, to the extent it may lawfully do so, all defenses (i) that at any time may be available in respect of the Guaranteed Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect or (ii) that arise under the law of suretyship, including impairment of collateral.  Recipient (and its assigns) shall be at liberty, without giving notice to or obtaining the assent of Performance Guarantor and without relieving Performance Guarantor of any liability under this Undertaking, to deal with the Guaranteed Party and with each other party who now is or after the date hereof becomes liable in any manner for any of the Guaranteed Obligations, in such manner as Recipient in its sole discretion deems fit, and to this end Performance Guarantor agrees that the validity and enforceability of this Undertaking, including without limitation, the provisions of Section 8 hereof, shall not be impaired or affected by any of the following:  (A) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (B) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral securing the Guaranteed Obligations or any part thereof; (C) any waiver of any right, power or remedy or of any Pay Out Event, Default, Event of Default, Servicer Default or default with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto; (D) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof; (E) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to the Guaranteed Obligations or any part thereof; (F) the application of payments received from any source to the payment of any payment obligations of the Guaranteed Party or, in either case, any part thereof or amounts which are not covered by this Undertaking even though Recipient (or its assigns) might lawfully have elected to apply such payments to any part or all of the payment obligations of the Guaranteed Party or to amounts which are not covered by this Undertaking; (G) the existence of any claim, setoff or other rights which Performance Guarantor may have at any time against the Guaranteed Party in connection herewith or any unrelated transaction; (H) any assignment or transfer of the Guaranteed Obligations or any part thereof; or (I) any failure on the part of the Guaranteed Party to perform or comply with any term of the Agreements or any other document executed in connection therewith or delivered thereunder, all whether or not Performance Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (A) through (I) of this Section 4.

Section 5.Unenforceability of Guaranteed Obligations Against the Guaranteed Party.  Notwithstanding (a) any change of ownership of the Guaranteed Party or the insolvency, bankruptcy or any other change in the legal status of the Guaranteed Party; (b) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations; (c) the failure of the Guaranteed Party or Performance Guarantor to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this Undertaking, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this Undertaking; or (d) if any of the moneys included in the Guaranteed Obligations have become unrecoverable from the Guaranteed Party or for any other reason other than final payment in full of the payment obligations in accordance with their terms, this Undertaking shall nevertheless be binding on Performance Guarantor.  This Undertaking shall be in addition to any other guaranty or other security for the Guaranteed Obligations, and it shall not be rendered unenforceable by the invalidity of any such other guaranty or security.  In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Guaranteed Party for any other reason with respect to the Guaranteed Party, all such amounts then due and owing with respect to the Guaranteed Obligations under the terms of the Agreements, or any other agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligations, shall be immediately due and payable by Performance Guarantor.

Section 6.Representations and Warranties.  Performance Guarantor hereby represents and warrants to Recipient that:

(a)Existence and Standing.  Performance Guarantor is a limited company duly organized, validly existing and in good standing under the laws of Bermuda.  Performance Guarantor is duly qualified to do business and is in good standing as a foreign limited company, and has and holds all requisite power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold would not reasonably be expected to have a Material Adverse Effect.

(b)Authorization, Execution and Delivery; Binding Effect.  The execution and delivery by Performance Guarantor of this Undertaking, and the performance of its obligations hereunder, are within its powers and authority and have been duly authorized by all necessary action on its part and on the part of its shareholders.  This Undertaking has been duly executed and delivered by Performance Guarantor.  This Undertaking constitutes the legal, valid and binding obligation of Performance Guarantor enforceable against Performance Guarantor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)No Conflict; Government Consent.  The execution and delivery by Performance Guarantor of this Undertaking, and the performance of its obligations hereunder do not contravene or violate (i) its organizational documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any adverse claim on assets of Performance Guarantor (except as created hereunder) except, in any case, where such contravention or violation would not reasonably be expected to have a Material Adverse Effect.

(d)Financial Statements.  The quarterly financial statements of Performance Guarantor and its consolidated Subsidiaries delivered to Recipient pursuant to Section 7(a) have been prepared in accordance with GAAP consistently applied (subject to audit and normal year-end adjustments and the absence of footnotes) and fairly present in all material respects the consolidated financial condition and results of operations of Performance Guarantor and its consolidated Subsidiaries as of such date and for the period ended on such date.  The annual financial statements of Performance Guarantor and its consolidated Subsidiaries delivered to Recipient pursuant to Section 7(b) have been prepared in accordance with GAAP consistently applied and fairly present in all material respects the consolidated financial condition and results of operations of Performance Guarantor and its Subsidiaries as of such date and for the period ended on such date.  Since the last time this representation was made or deemed made, no event has occurred which would or could reasonably be expected to have a Material Adverse Effect.

(e)Taxes.  Performance Guarantor has timely filed or caused to be filed all Tax and UK Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes and UK Tax required to have been paid by it, except (a) Taxes or UK Tax or the filing of Tax or UK Tax returns or reports that are being contested in good faith by appropriate proceedings and for which the Performance Guarantor, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(f)Litigation and Contingent Obligations.  There are no actions, suits or proceedings pending or, to the best of Performance Guarantor’s knowledge threatened, against or affecting Performance Guarantor or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect.

Section 7.Covenants of Performance Guarantor.  Performance Guarantor agrees, for the benefit of Recipient, that until the Guaranteed Obligations have been satisfied and paid in full:

(a)Quarterly Financial Statements.  As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Performance Guarantor, it will furnish copies of the consolidated unaudited balance sheet of Performance Guarantor and its Subsidiaries as at the end of such fiscal quarter, together with unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, prepared in accordance with GAAP consistently applied (subject to audit and normal year-end adjustments and the absence of footnotes) and certified by the chief financial officer, treasurer, assistant treasurer or chief accounting officer (such officer being herein called the “Financial Officer”) of Performance Guarantor.

(b)Annual Financial Statements.  As soon as available and in any event within 120 days after the end of each fiscal year of Performance Guarantor, it will furnish a copy of the annual consolidated audit report for such fiscal year of Performance Guarantor and its Subsidiaries including a copy of the consolidated balance sheet of Performance Guarantor as at the end of such fiscal year, together with the related consolidated statements of earnings and cash flows for such fiscal year, in each case prepared in accordance with GAAP consistently applied and certified by KPMG LLP or other independent public accountants reasonably acceptable to Recipient and by the Financial Officer of Performance Guarantor.  Within 30 days after the sending or filing thereof, it will furnish copies of all reports and registration statements that it files with the Securities and Exchange Commission or any national securities exchange.

(c)Other.  It will promptly, from time to time, furnish such other information, documents, records or reports relating to the condition or operations, financial or otherwise, of Performance Guarantor as Recipient may from time to time reasonably request.

(d)Financial Statements.  The Performance Guarantor shall include or cause to be included in all financial statements of the Performance Guarantor or Sterling language to the effect that the assets of the Issuer (including the Receivables) are not available to creditors of the Performance Guarantor or Sterling, the Receivables are not legally an asset of the Performance Guarantor or Sterling, and the Issuer is a separate legal entity from the Performance Guarantor and Sterling.

Section 8.Subrogation; Subordination.  Notwithstanding anything to the contrary contained herein, until the Guaranteed Obligations are paid in full, the Performance Guarantor:  (a) will not enforce or otherwise exercise any right of subrogation to any of the rights of Recipient or the Lenders against the Guaranteed Party, (b) to the extent permitted by law, hereby waives all rights of subrogation (whether contractual, under Section 509 of the Bankruptcy Code, at law or in equity or otherwise) to the claims of Recipient and the Lenders against the Guaranteed Party and all contractual, statutory or legal or equitable rights of contribution, reimbursement, indemnification and similar rights and “claims” (as that term is defined in the Bankruptcy Code) which Performance Guarantor might now have or hereafter acquire against the Guaranteed Party that arise from the existence or performance of Performance Guarantor’s obligations hereunder, (c) will not claim any setoff, recoupment or counterclaim against the Guaranteed Party in respect of any liability of Performance Guarantor to the Guaranteed Party and (d) waives any benefit of and any right to participate in any collateral security which may be held by Recipient or Lenders.  The payment of any amounts due with respect to any indebtedness of the Guaranteed Party now or hereafter owed to Performance Guarantor is hereby subordinated to the prior payment in full of all of the Guaranteed Obligations.  Performance Guarantor agrees that, after the occurrence and during the continuance of any default in the payment or performance of any of the Guaranteed Obligations, Performance Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Guaranteed Party to Performance Guarantor until all of the Guaranteed Obligations shall have been paid and performed in full.  If, notwithstanding the foregoing sentence, Performance Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any obligations are still unperformed or outstanding during a default in the payment or performance of any of the Guaranteed Obligations, such amounts shall be collected, enforced and received by Performance Guarantor as trustee for Recipient (and its assigns) and be paid over to Recipient (or its assigns) on account of the Guaranteed Obligations without affecting in any manner the liability of Performance Guarantor under the other provisions of this Undertaking.  The provisions of this Section 8 shall be supplemental to and not in derogation of any rights and remedies of Recipient under any separate subordination agreement which Recipient may at any time and from time to time enter into with Performance Guarantor.

Section 9.Termination of this Undertaking.  Performance Guarantor’s obligations hereunder shall continue in full force and effect until all Advances are finally paid and satisfied in full and the Note Purchase Agreement is terminated (excluding those provisions that survive termination), provided that this Undertaking shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of the Guaranteed Party or otherwise, as though such payment had not been made or other satisfaction occurred, whether or not Recipient (or its assigns) is in possession of this Undertaking.  No invalidity, irregularity or unenforceability by reason of the Bankruptcy Code or any insolvency or other similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the Guaranteed Obligations shall impair, affect, be a defense to or claim against the obligations of Performance Guarantor under this Undertaking.

Section 10.Effect of Bankruptcy.  This Undertaking shall survive the insolvency of any Guaranteed Party and the commencement of any case or proceeding by or against the Guaranteed Party under the Bankruptcy Code or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes.  To the extent permitted by law, no automatic stay under the Bankruptcy Code with respect to the Guaranteed Party or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes to which the Guaranteed Party is subject shall postpone the obligations of Performance Guarantor under this Undertaking.

Section 11.Setoff.  Regardless of the other means of obtaining payment of any of the Guaranteed Obligations, Recipient (and its assigns) is hereby authorized at any time and from time to time that Performance Guarantor is obligated to make any payment of the Guaranteed Obligation hereunder, without notice to Performance Guarantor (any such notice being expressly waived by Performance Guarantor) and to the fullest extent permitted by law, to set off and apply any deposits and other sums against the obligations of Performance Guarantor under this Undertaking, whether or not Recipient (or any such assign) shall have made any demand under this Undertaking and although such obligations may be contingent or unmatured.  Recipient shall promptly notify Performance Guarantor of any such setoff, provided that the failure to provide such notice shall not invalidate any such setoff.

Section 12.Taxes.  All payments to be made by Performance Guarantor hereunder shall be made free and clear of any tax deduction or withholding.  If Performance Guarantor is required by law to make any deduction or withholding on account of tax or similar charge from any such payment, the sum due from it in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Recipient receives a net sum equal to the sum which it would have received had no deduction or withholding been made.

Section 13.Further Assurances.  Performance Guarantor also agrees to do all such things and execute all such documents as Recipient (or its assigns) may reasonably consider necessary or desirable to give full effect to this Undertaking and to perfect and preserve the rights and powers of Recipient hereunder.

Section 14.Successors and Assigns.  This Undertaking shall be binding upon Performance Guarantor, its successors and permitted assigns, and shall inure to the benefit of and be enforceable by Recipient and its successors and assigns.  The Lenders are hereby made express third party beneficiaries of this Undertaking.  Performance Guarantor may not assign or transfer any of its obligations hereunder without the prior written consent of Recipient.

Section 15.Amendments and Waivers.  No amendment or waiver of any provision of this Undertaking nor consent to any departure by Performance Guarantor therefrom shall be effective unless the same shall be in writing and signed by Recipient and Performance Guarantor.  No failure on the part of Recipient to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 16.Notices.  All notices and other communications provided for hereunder shall be made in writing and shall be addressed as follows:  if to Performance Guarantor, at the address set forth beneath its signature hereto, and if to Recipient, at the addresses set forth beneath its signature hereto, or at such other addresses as each of Performance Guarantor or the Recipient may designate in writing to the other.  Each such notice or other communication shall be effective (1) if given by fax, upon the receipt thereof, (2) if given by mail, five Business Days after the time such communication is deposited in the mail with first class postage prepaid or (3) if given by any other means, when received at the address referenced in this Section 16.

Section 17.GOVERNING LAW.  THIS UNDERTAKING SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Section 18.CONSENT TO JURISDICTION.  EACH OF PERFORMANCE GUARANTOR AND RECIPIENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS UNDERTAKING, THE AGREEMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH OR DELIVERED THEREUNDER AND EACH OF THE PERFORMANCE GUARANTOR AND RECIPIENT HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

Section 19.Bankruptcy Petition.

(a)Performance Guarantor hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding Commercial Paper or other Indebtedness of any Conduit Lender, it will not institute against, or join any other Person in instituting against, any Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(b)Performance Guarantor hereby covenants and agrees that, prior to the date which is one year and one day (or such longer preference period as shall then be in effect) after the payment in full of all outstanding Advances or other indebtedness of the Issuer under the Note Purchase Agreement to the secured parties thereunder (other than any amounts payable which expressly survive termination of the Note Purchase Agreement), it will not institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 20.Miscellaneous.  This Undertaking constitutes the entire agreement of Performance Guarantor with respect to the matters set forth herein.  The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Undertaking shall be in addition to any other guaranty of or collateral security for any of the Guaranteed Obligations.  The provisions of this Undertaking are severable, and in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Performance Guarantor hereunder would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of Performance Guarantor’s liability under this Undertaking, then, notwithstanding any other provision of this Undertaking to the contrary, the amount of such liability shall, without any further action by Performance Guarantor or Recipient, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.  Any provisions of this Undertaking which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Unless otherwise specified, references herein to “Section” shall mean a reference to sections of this Undertaking.

[Signature on Following Page]

IN WITNESS WHEREOF, Performance Guarantor has caused this Undertaking to be executed and delivered as of the date first above written.

PERFORMANCE GUARANTOR:

SIGNET JEWELERS LIMITED

By: /s/ Ronald W. Ristau
Name: Ronald W. Ristau
Title: CFO

Address for Notices:
Signet UK Finance PLC
110 Cannon St
London EC4N 6EU
United Kingdom
Attention: Mark Jenkins

[Additional Signature to Follow]

[Signature Page to Performance Undertaking
(Sterling Jewelers Receivables Master Note Trust, Series 2014-A)]

IN WITNESS WHEREOF, Performance Guarantor has caused this Undertaking to be executed and delivered as of the date first above written.

RECIPIENT:

JPMORGAN CHASE BANK, N.A.

By: /s/ Scott Cornelis
Name: Scott Cornelis
Title: Executive Director

Address for Notices:

JPMorgan Chase Bank, N.A.
Chase Tower
10 South Dearborn
Chicago, Illinois 60670

Attention: Asset Backed Securities Conduit Group
Telephone No.: (312) 336-2690
Facsimile No.: (212) 732-4487
E-mail: scott.t.cornelis@jpmorgan.com

[Signature Page to Performance Undertaking
(Sterling Jewelers Receivables Master Note Trust, Series 2014-A)]